Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 30, 2021, except as to notes 2 and 13, which are as of February 14, 2022, with respect to the consolidated financial statements of Akili Interactive Labs, Inc., included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts

February 14, 2022